                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004


                                   Form 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) November 19, 1996

                      AUDIO COMMUNICATIONS NETWORK, INC.
            (Exact name of registrant as specified in its charter)



FLORIDA                                   0-7762                        59-0690530
(State or other jurisdiction of           (Commission File Number)      (I.R.S. Employer
 incorporation or organization)                                          Identification Number)


1000 Legion Place                                       32801
Suite 1515                                              (Zip Code)
Orlando Florida
(Address of principal executive offices)


       Registrant's telephone number, including area code (407) 649-8877

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Item 5. Other Events.
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     On November 19, 1996, Audio Communications Network, Inc. , a Florida
corporation (the "Company"), and Suncom Communications L.L.C., a Delaware limited liability company ("Suncom"), entered into an Asset Purchase Agreement, dated as of November 19, 1996, providing for the acquisition of Suncom's business by the Company.

     Under the terms of the Asset Purchase Agreement, the Company will acquire the business and assume the liabilities of Suncom. To the extent that Suncom's liabilities (as defined in the Asset Purchase Agreement) exceed its Current Assets (also as defined in the Asset Purchase Agreement) by more than $18,750,000 at the closing date (an "Overage"), Suncom will pay the Company an amount in cash equal to such Overage. In addition to the assumption of the liabilities of Suncom, the Company will also issue 2.1 million shares of its common stock as consideration for the acquisition, representing approximately 48% of the Company's common stock. Consummation of the transaction requires the consent of the Company's and Suncom's lenders or the replacement of the existing banking facilities with a substitute facility or combined facilities.

     Mr. Schell will remain as Chairman of the Company's Board of Directors after closing of the transaction. In addition, as of the closing, Suncom will designate four persons who will serve on the Company's eight-person Board of Directors, with four of the current directors remaining on the Company's Board and four of the current directors resigning their positions. The Company's shareholders are expected to vote on a proposal to be submitted at the 1997 annual meeting to increase the size of the Board to nine, with the ninth member being nominated by Suncom.

     Additionally, Suncom has entered into an agreement with A.J. Schell, the Company's Chairman and Chief Executive Officer, to acquire Mr. Schell's position in the Company. Upon consummation of both transactions, which is expected to take place in January 1997, Suncom is expected to own approximately 2.7 million shares, or approximately 62% of the Company's outstanding common stock.

     The Asset Purchase Agreement also provides for the execution of an Option Agreement between the Company and Suncom. At closing, the Company will grant Suncom an option to acquire up to 1,000,000 shares of Company common stock at an exercise price of $6.00 per share. The options become exercisable upon the consummation of a public or private offering of Company common stock, or securities convertible into such stock, but only with respect to the number of shares issued in such offering. In the event that the offering is of securities convertible into Company common stock, the exercise price of the option increases to $9.00 per share. The option expires three years from grant or from the completion of an offering of convertible securities.

     Mr. Schell will enter into an employment agreement with the Company at the closing of the transaction. Mr. Schell will serve as Chairman and will perform a variety of management duties as more fully described in the Employment Agreement. The employment agreement has a three-year term and provides for payment of $600,000 per annum.

     Suncom is the MUZAK affiliate for the Charlotte and Raleigh/Durham areas of North Carolina as well as Phoenix, Arizona. The Company operates MUZAK franchises in Baltimore, Maryland, Fresno, California, Jacksonville, Florida and Kansas City and St. Louis Missouri.

     A copy of the Asset Purchase Agreement dated November 19, 1996, certain of the exhibits and schedules thereto and the press release issued by the Company on November 19, 1996 are filed as exhibits hereto and are incorporated by reference herein. The description of such agreements does not purport to be complete and is qualified by reference to such agreements in their entirety.

  List of Exhibits
  ----------------

Exhibit No.    Description
-----------    -----------

  99.1 Asset Purchase Agreement dated as of November 19, 1996 between Audio Communications Network, Inc. and Suncom Communications L.L.C.

  99.2 Press release of Audio Communications Network, Inc. dated November 19, 1996.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       AUDIO COMMUNICATIONS NETWORK, INC.

Date: November 26, 1996                By /s/ Doris K. Krummenacker
                                          -------------------------------------

                                       Name: Doris K. Krummenacker

                                       Title: Secretary